Exhibit 5.1

July 24, 2002

Cell Therapeutics, Inc.
501 Elliott Avenue West, Suite 400
Seattle, WA 98119

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on July 24, 2002 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of: (a) 1,800,000 additional shares of your Common Stock reserved for issuance under the Cell Therapeutics, Inc. 1994 Equity Incentive Plan, as amended (the “1994 Plan”) and (b) 200,000 additional shares of your Common Stock reserved for issuance under the Cell Therapeutics, Inc. 1996 Employee Stock Purchase Plan, as amended (the “ESPP” and, with the 1994 Plan, collectively, the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements, which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/    WILSON SONSINI GOODRICH & ROSATI